EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. ANNOUNCES 571% GROWTH IN OIL WELLS TREATED WITH EXCELYTE® IN 2015

LITTLE RIVER, S.C., January 26, 2016 – Integrated Environmental Technologies, Ltd. (OTCQB: IEVM) today announced that as of December 31, 2015, the Company had provided Excelyte® well maintenance treatments on 235 wells, an increase of 200 wells, or 571%, since December 31, 2014. The Company performed 1,447 Excelyte® well maintenance treatments during the year ended December 31, 2015, generating $458,000 in revenue, an increase of $399,000, or 677%, from the amount of revenue generated during the year ended December 31, 2014. The Company currently is providing Excelyte® well maintenance treatments from three depots located in the Uinta Basin in Utah, the New Mexico region of the Permian Basin and the West Texas region of the Permian Basin. In response to demand from new and existing customers, the Company has hired the personnel necessary to operate its fourth facility located in the Western Gulf Basin in South Texas and expects Excelyte® well maintenance treatments to commence at that production facility by the middle of February 2016.

David R. LaVance, the Company’s President and Chief Executive Officer, commented “Last year was a turbulent time for the producers in the oil and gas industry. Current oil pricing has pressured producers to become more cost efficient as margins have contracted. We found that this has created an opportunity for IET, as our customers have told us that by treating their oil wells with Excelyte® they are experiencing a significant cost savings and better results as compared to traditional biocides and hydrogen sulfide scavengers.”

Mr. LaVance continued, “IET’s growth over the past year was not just in revenue, but also in the infrastructure and human capital necessary to take the Company to the next level. We have seen results from the oil and gas sales team that we began to assemble in late 2015, and I believe that regardless of the price of oil, IET will continue to see strong revenue growth over the next 12 months. Based on the number of deliveries in the last year and the increasing interest of existing and prospective customers, I am extremely excited about 2016.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte® acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte® treatments on oil production wells that contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide. Excelyte® well maintenance treatments are attractive to E&P operators because Excelyte® is both an effective biocide and a hydrogen sulfide scavenger that has been shown to reduce well maintenance costs and improve safety.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control bacteria and viruses. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

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